                           SCHEDULE 14A INFORMATION
           Revocation of Consent Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Revocation of Consent Statement

[_]  Definitive Revocation of Consent Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            AMSERV HEALTHCARE INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            AMSERV HEALTHCARE INC.
- --------------------------------------------------------------------------------
          (Name of Person(s) Filing Revocation of Consent Statement)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2)

[X] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                         PRELIMINARY COPY--JUNE 2, 1995

                             AMSERV HEALTHCARE INC.

                         3252 Holiday Court, Suite 204
                           La Jolla, California 92037
                                (619) 597-1000

                        REVOCATION OF CONSENT STATEMENT
                           OF THE BOARD OF DIRECTORS
                           OF AMSERV HEALTHCARE INC.

      This Revocation of Consent Statement is furnished by the Board of Directors (the "Board") of AMSERV HEALTHCARE INC. (the "Company") to the holders of outstanding shares of common stock, par value $.01 per share ("Common Stock"), of the Company in opposition to the solicitation by Stockbridge Investment Partners, Inc. ("Stockbridge") and the other members of its group (collectively, the "Stockbridge Group") of written stockholder consents to (i) remove from the Board three of the five current directors and (ii) elect as directors three persons designated by the Stockbridge Group. This statement and the enclosed form of revocation of consent are first being mailed to stockholders on or about June __, 1995.

      THE BOARD OF DIRECTORS OF THE COMPANY OPPOSES THE STOCKBRIDGE GROUP'S SOLICITATION OF CONSENTS AND URGES YOU NOT TO SIGN OR RETURN ANY CONSENT CARD SENT TO YOU BY THE STOCKBRIDGE GROUP.

      WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A BLUE CONSENT CARD SOLICITED BY THE STOCKBRIDGE GROUP, THE BOARD URGES YOU TO REJECT THE STOCKBRIDGE GROUP'S SOLICITATION BY PROMPTLY MARKING, SIGNING AND DATING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD AND MAILING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

      Questions concerning the voting of your shares of Common Stock should be directed to the Company's proxy solicitor, Georgeson & Company Inc., toll-free at (800) 223-2064.

                             THE STOCKBRIDGE GROUP

      In general, the Stockbridge Group is seeking written consents of the Company's stockholders to remove from the Board three of the five current directors, who are Eugene J. Mora, George A. Rogers and Ben L. Spinelli, and to replace such directors with three persons designated by the Stockbridge Group. The Stockbridge Group's nominees to serve as directors of the Company (the "Stockbridge Nominees") are Thomas M. Clarke, Lawrence B. Cummings and Stanley
J. Evans.

      THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE PLAN PROPOSED BY THE STOCKBRIDGE GROUP (THE "STOCKBRIDGE PLAN") IS NOT IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT THE STOCKBRIDGE PLAN FOR THE REASONS SUMMARIZED BELOW.

      According to Amendment No. 1 to the Stockbridge Group's Consent Statement (the "Stockbridge Consent Statement") filed with the Securities and Exchange Commission (the "Commission") on May 5, 1995, the Stockbridge Nominees intend to consider the acquisition of businesses in the healthcare industry, including affiliates of Stockbridge. Stockbridge has consistently sought the merger of its wholly-owned subsidiary, York Hannover Pharmaceuticals, Inc. ("York"), with the Company. The Board believes that the Stockbridge Group intends to obtain control of the Board and merge one or more affiliates of Stockbridge with the Company-- all on terms dictated by the Stockbridge Group--and as stated in the Stockbridge Consent Statement, the Stockbridge Nominees specifically do not intend to adopt any special policies with regard to conflicts of interest.

      The Stockbridge Consent Statement also indicates that the Stockbridge Group intends to employ Mr. Clarke and/or Mr. Cummings, two members of its group, as executive officers of the Company. Even though these individuals are also officers and stockholders of Stockbridge, the Stockbridge Nominees do not intend to adopt any special policies with regard to conflicts of interest. In addition, the Stockbridge Nominees intend to relocate the executive offices of the Company to a facility of a member of the Stockbridge Group in Massachusetts. The Stockbridge Group affirmatively states in the Stockbridge Consent Statement, however, that such move would not be submitted to the Company's stockholders for approval, and again, the Stockbridge Nominees do not intend to adopt any special policies with regard to conflicts of interest.

      The Board believes that the fundamental question posed by the Stockbridge Group's solicitation is whether allowing the Stockbridge Nominees to obtain control of the Company's Board of Directors and carry out the Stockbridge Plan is in the best interests of the Company's stockholders. In the Board's opinion, the Stockbridge Plan is not in the best interests of the Company's stockholders. The Stockbridge Nominees intend to establish no safeguards against self-dealing on the part of the Stockbridge Group, as described above. Furthermore, the Stockbridge Nominees have little or no experience as officers or directors of public companies. Consider the following:

      . Mr. Cummings, 40, is the Chief Executive Officer of Stockbridge.
        Stockbridge has indicated that he would become the Chief Executive Officer of the Company if the Stockbridge Group's solicitation is successful. Mr. Cummings' only experience as an officer of a public company ended after the underwriter of his company's 1992 initial public offering commenced a proxy fight in 1993 to remove him as an officer and director.

      . Mr. Clarke, 39, is the President of Stockbridge. While Mr. Clarke was
        Chief Financial Officer of Berkshire Health Systems, a non-profit healthcare company ("Berkshire"), transfers of over $8.5 million in cash were made to a chain of nursing homes managed by Berkshire, without the knowledge of Berkshire's trustees. Such activities resulted in an investigation of Berkshire by the Massachusetts Attorney General. Mr. Clarke was placed on a leave of absence by Berkshire's trustees in the fall of 1991 and left soon thereafter.

      . Dr. Evans, the remaining Stockbridge Nominee, apparently has no experience as an officer or director of a public company.

      In contrast, a summary of the extensive business experience and other qualifications of the incumbent directors whom the Stockbridge Group seeks to remove is set forth below under "Directors and Officers--Directors."

      It is important to note, in determining whether the Stockbridge Plan is truly in the best interests of the Company's stockholders, that if the Stockbridge Nominees are elected, the Stockbridge Group intends to request reimbursement from the Company for its expenses, which are estimated in the Stockbridge Consent Statement to total approximately $250,000. The Board is looking out for your best interests, and believes such interests are not furthered by paying the Stockbridge Group's expenses. Although the members of the Stockbridge Group are stockholders of the Company, substantially all of their shares of Common Stock were purchased within the last six months. Consequently, the interests of the Stockbridge Group may not be aligned with your best interests. The Board believes that the Stockbridge Group is not interested in maximizing stockholder value, but rather maximizing the value of the Company to the Stockbridge Group.

                     BACKGROUND OF THE CONSENT SOLICITATION

      On January 24, 1995, Mr. Clarke met with Mr. Mora, Chairman, Chief Executive Officer and President of the Company, and proposed that the Board consider a business combination in which the Company would merge with York, a wholly-owned subsidiary of Stockbridge. Subsequently, on January 26, 1995, Mr. Clarke presented a revised version of such proposal to the Board.

      By letter dated January 31, 1995, Mr. Mora advised Mr. Clarke that the Board had reviewed the merger proposal and requested additional information from Mr. Clarke for purposes of their evaluation of such proposal, including, among other things, audited financial statements for York and a profile of York's business, management, products, services and customer base.

      On February 9, 1995, the Stockbridge Group filed a Schedule 13D with the Commission, reporting the Stockbridge Group's ownership of an aggregate of 148,000 shares (approximately 5.0%) of the Common Stock. The Schedule 13D disclosed that, of the 148,000 shares of Common Stock beneficially owned by the Stockbridge Group, 146,000 shares had been purchased within three months of the filing.

      On February 15, 1995, Stockbridge and the Company entered into a confidentiality agreement with respect to information shared between the parties.

      On February 21, 1995, Mr. Clarke submitted to Mr. Mora certain unaudited summary financial information regarding York, but failed to include York's audited financials or any of the other information requested in Mr. Mora's letter dated January 31, 1995. On February 27, 1995, Mr. Mora spoke with Mr. Clarke and reiterated the Board's desire to review such information in order to fairly consider Stockbridge's merger proposal.

      By letter dated March 2, 1995, Mr. Clarke requested to inspect the list of stockholders of the Company and other related information. By letter dated March 9, 1995, the Company agreed to make available all such information which was in the possession and control of the Company.

      On March 6, 1995, the Board established a special committee (the "Special Committee") to evaluate Stockbridge's merger proposal and any other third party proposals which may be received.

      On March 8, 1995, Mr. Clarke telephoned Mr. Mora regarding the status of the Board's review of Stockbridge's merger proposal. Mr. Mora informed Mr. Clarke that the Board could not properly consider the proposal without the additional information it had requested. Mr. Mora said that he would send another request to Mr. Clarke for the desired information. By letter dated March 14, 1995, Mr. Mora again requested the information from Mr. Clarke. As before, Mr. Clarke failed to respond to such request.

      On April 1, 1995, the Board retained Batchelder & Partners, Inc. ("Batchelder"), a financial advisory firm, to assist the Board in evaluating Stockbridge's merger proposal.

      By letter dated April 5, 1995, Mr. Mora reiterated the Board's request for information and invited Mr. Clarke to meet with the directors at the Board's April 27, 1995 meeting. Mr. Mora received no response from Mr. Clarke regarding such invitation.

      By letter dated April 6, 1995, Mr. Clarke withdrew Stockbridge's merger proposal and filed a written consent to remove from the Board three of the five current directors, and to replace such directors with three persons designated by the Stockbridge Group.

      On April 13, 1995, the Board held a special meeting pursuant to the Company's bylaws to establish a record date for purposes of the Stockbridge Group's consent solicitation. The Board set April 21, 1995 as such record date.

      On April 27, 1995, Stockbridge commenced litigation in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Litigation") against the Company and its current directors, seeking to preliminarily and permanently enjoin the Company from recognizing certain shares of Common Stock as validly issued for purposes of voting or exercising rights to consent. For a more detailed discussion of the Delaware Litigation, see "Certain Litigation" below.

      On May 3, 1995, Batchelder met with Mr. Clarke and Mr. Cummings regarding Stockbridge's merger proposal. Mr. Clarke informed Batchelder that Stockbridge was still very interested in pursuing a business combination involving the Company and York. Batchelder responded that the Board also desired to engage in further discussions regarding such matter and was hopeful of receiving the additional information it had previously requested. Mr. Clarke indicated that Stockbridge would provide all information requested by Batchelder for purposes of conducting due diligence with respect to Stockbridge's merger proposal.

      On May 15, 1995, after determining that a proper defense against the claims in the Delaware Litigation would be very costly and that such expense would not be in the best interests of the Company's stockholders, the Board entered into a Standstill Agreement and a Settlement Agreement and Release with Stockbridge, both dated as of May 12, 1995 (collectively, the "Settlement Agreements"), to enable the parties to continue discussions and receive more detailed information regarding a potential merger without disadvantaging either party's position. Pursuant to the Settlement Agreeements, Stockbridge agreed, among other things, to (i) revoke the consent delivered April 7, 1995, (ii) suspend its solicitation of consents to remove a majority of the Company's Board of Directors and (iii) dismiss with prejudice the Delaware Litigation. In addition, the parties agreed that Stockbridge could pursue a renewed consent solicitation, with a new record date, following the expiration of the Standstill Agreement on June 11, 1995, and that such solicitation would not last more than 30 days. For a more detailed discussion of the Settlement Agreements, see "Certain Litigation" below.

      Also on May 15, 1995, pursuant to the Settlement Agreements, Stockbridge delivered to the Company a written notice indicating its intent to pursue a renewed consent solicitation (which solicitation could not be commenced until after June 11, 1995 and last more than 30 days, as described above). Pursuant to the Settlement Agreements, the Board held a special meeting and established a record date of May 12, 1995 for purposes of such solicitation.

      On May 23, 1995, Batchelder met with Mr. Cummings regarding Stockbridge's merger proposal and the status of Batchelder's due diligence review. In the course of such review, Batchelder has had numerous telephone discussions with Mr. Clarke regarding the business and affairs of Stockbridge and York.

      The Board has scheduled a meeting for June 8, 1995 to review Stockbridge's merger proposal. Stockbridge is invited to attend such meeting, and Batchelder expects to be available to evaluate the merger proposal from a financial standpoint. Based on such meeting, the Board expects to determine whether the proposal appears to be in the best interests of the Company's stockholders, and accordingly whether to pursue further discussions regarding this matter.

                             THE CONSENT PROCEDURE

      As noted above, the record date for determination of the stockholders of the Company entitled to execute, withhold or revoke consents relating to the Stockbridge Plan is May 12, 1995 (the "Record Date"). Under Delaware law, consents from the holders of record of a majority of the outstanding shares of Common Stock are necessary to remove three of the five current directors of the Company and elect the Stockbridge Nominees to the Board of Directors, and such consents must be delivered to the Company within 60 days of the earliest dated consent delivered to the Company. Stockbridge and the Company expressly agreed in the Standstill Agreement, however, that the renewed consent solicitation would not last more than 30 days. Therefore, with the earliest dated consent delivered to the Company in connection with the Stockbridge Group's consent solicitation on June __, 1995, consents may be delivered to the Company on or before July __, 1995.

      As of the Record Date, there were 3,150,838 shares of Common Stock outstanding and eligible to vote. Each share of Common Stock outstanding is entitled to one vote on each matter to be voted. In order for the Stockbridge Group to succeed in its consent solicitation, the unrevoked consents of the holders of record of a majority of the 3,150,838 shares of Common Stock outstanding on the Record Date to each of the Stockbridge Group's proposals must be delivered to the Company on or before July __, 1995.

      FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF THE
 COMPANY URGES YOU NOT TO SIGN ANY BLUE CONSENT CARD SENT TO YOU BY THE STOCKBRIDGE GROUP. IF YOU HAVE ALREADY EXECUTED A CONSENT CARD, YOUR BOARD URGES YOU TO MARK, SIGN AND DATE THE ENCLOSED WHITE REVOCATION OF CONSENT CARD AND MAIL IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS SOON AS POSSIBLE IN ORDER TO REVOKE ANY AND ALL PRIOR CONSENTS.

      Because the record date for consents (and revocations of consent) is May 12, 1995, the enclosed revocation of consent will apply to shares of Common Stock held of record on such date. Consents may also be revoked by delivering a written revocation of consent to the Stockbridge Group. Stockholders are urged, however, to deliver all revocations of consent to the Company, c/o Georgeson & Company Inc., P.O. Box 1006, New York, New York 10268-1006. Any stockholder who so delivers a revocation of consent may restore such consent by executing and delivering to the Stockbridge Group a consent bearing a later date within the 30-day period referred to above.

                            DIRECTORS AND OFFICERS

DIRECTORS

      The following table sets forth certain information with respect to each director of the Company.

                                                                       Director
Name                          Age  Position with the Company             Since
- ----                          ---  -------------------------             -----
Eugene J. Mora                59   Chairman of the Board,                 1986
                                   Chief Executive Officer,
                                   President and Director

Melvin L. Katten              58   Director                               1985

Michael A Robinton            51   Director                               1981

George A. Rogers              47   Director                               1987

Ben L. Spinelli               61   Director                               1995

       Eugene J. Mora. Mr. Mora has been Chairman of the Board, Chief Executive
       ---------------
Officer and President of the Company since joining the Company on March 2, 1987. He is also Chief Executive Officer of the Company's subsidiaries. Mr. Mora serves as a director of Washington Scientific Industries, Inc. From July 1974 through February 1987, he was President of Kidde Business Services, Inc. Mr. Mora has been a director of the Company since October 1986. Mr. Mora's employment contract with the Company provides that, throughout the term of his employment, the Company will nominate him as a director and that it will use its best efforts to have him elected as a director.

      Melvin L. Katten. Mr. Katten, an attorney, has been a Senior Partner in
      -----------------
the Chicago law firm of Katten Muchin & Zavis since 1974. He has been a director of the Company since 1985 and is a member of the Audit, Compensation and Stock Option Committees of the Board. Mr. Katten also serves as a director of Washington Scientific Industries, Inc.

      Michael A. Robinton. Mr. Robinton has been President of Petals, Inc. of
      -------------------
Palo Alto, California, a closely-held manufacturing company specializing in children's apparel, since 1990. From 1979 to 1989, he was Vice President, Engineering, and a director of Robinton Products, Inc., a closely-held electronics company located in Sunnyvale, California. He has been a director of the Company since 1981 and is a member of the Audit, Compensation, Stock Option and Special Committees.

      George A. Rogers. Mr. Rogers has been President and Chief Executive
      ----------------
Officer of PrideStaff, Inc. (formerly known as American Temporary Services, Inc.) of Fresno, California, a provider of temporary personnel services, since 1978. He has been a director of the Company since 1987 and is a member of the Audit, Compensation, Stock Option and Special Committees.

       Ben L. Spinelli. Mr. Spinelli is the president of BLS Consulting in West
       ---------------
Orange, New Jersey, which provides marketing and business services to banks. From 1974 to 1991, he was with First Fidelity Bank located in Newark, New Jersey, where he was Executive Vice President prior to retirement. He has been a director of the Company since January 1995 and is a member of the Audit, Compensation, Stock Option and Special Committees.

CERTAIN COMMITTEES OF THE BOARD

      The Company has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Special Committee. The Audit Committee, currently comprised of Messrs. Katten, Robinton, Rogers and Spinelli, held one meeting during the fiscal year ended June 30, 1994. The Audit Committee reviews, in consultation with the independent auditors, the audit results and their opinion letter or proposed report of audit and related management letter, if any; reviews the independence of the independent auditors and, in this connection, reviews the engagement of the independent auditors for services of a non-audit nature; consults with the independent auditors and management (together or separately) on the adequacy of internal accounting controls and reviews the results thereof; supervises investigations into matters within the scope of the Committee's duties; and performs such other functions as may be necessary in the efficient discharge of its duties.

      The Compensation Committee, currently comprised of Messrs. Katten, Robinton, Rogers and Spinelli, held two meetings during the fiscal year ended June 30, 1994. The Compensation Committee reviews and makes recommendations to the Board with respect to the compensation of the Company's executive officers.

      The Stock Option Committee, currently comprised of Messrs. Katten, Robinton, Rogers and Spinelli, held three meetings during the fiscal year ended June 30, 1994. The Stock Option Committee determines all matters relating to the granting of stock options pursuant to the 1991 Stock Option Plan approved by the stockholders of the Company at the annual meeting on November 25, 1991.

      The Special Committee, currently comprised of Messrs. Robinton, Rogers and Spinelli, held no meetings during the fiscal year ended June 30, 1994. The Special Committee was formed in March 1995 to evaluate Stockbridge's merger proposal and any other third party proposals which may be received.

      The Company does not have a Nominating Committee.

ATTENDANCE AT MEETINGS

      The Board held four meetings during the fiscal year ended June 30, 1994. Each director except Mr. Spinelli (who became a director on January 26, 1995) attended at least 75% of the aggregate of the number of Board meetings held and the number of meetings of committees on which he served that were held during the fiscal year ended June 30, 1994.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission and each exchange on which the Company's securities are registered. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all ownership forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain persons that no such forms were required for those persons, the Company believes that, during the fiscal year ended June 30, 1994, its officers, directors and greater than ten percent stockholders complied with all applicable Section 16 filing requirements.

COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company receive $400 for each meeting of the Board which they attend. In addition, each director who is not an employee of the Company is paid an annual retainer of $700 and receives an annual grant of options to purchase 1,500 shares of Common Stock.

EXECUTIVE OFFICERS

      Set forth below is a table identifying executive officers of the Company who are not identified in the table under the heading "Directors" above.

Name                  Age     Position
- ----                  ---     --------
Leslie Hodge           41     Secretary and Vice President - Administration

Lori Anderson          34     Treasurer and Controller

      Leslie Hodge. Ms. Hodge joined the Company in September 1990 as Director
      -------------
 of Human Resources for the AMSERV NURSES, INC. subsidiary and was promoted to Vice President of Human Resources in July 1991. In June 1992, she was named Vice President - Administration and Secretary of AMSERV HEALTHCARE INC. From 1981 until 1990, she was employed by PS Trading, Inc., a sister subsidiary of Pacific Southwest Airlines, as Vice President of Administration.

      Lori Anderson. Ms. Anderson joined the Company in November 1993 as
      -------------
 Director of Financial Planning and in December 1994 was promoted to Treasurer and Controller. From 1990 through 1993, she was employed by TheraTx, Incorporated, a provider of rehabilitation therapy services, as Accounting Manager and Controller. Ms. Anderson received her CPA Certificate in 1985 while working for Vekich, Arkema & Co., Chartered, an independent accounting and management advisory firm, with whom she was associated from 1984 through 1990.

      The Board of Directors elects officers annually and such officers serve at the discretion of the Board. There are no family relationships among any of the directors or executive officers of the Company.

 SIGNIFICANT EMPLOYEES

      Set forth below is a table identifying significant employees of the Company.

Name                  Age     Position
- ----                  ---     --------
Kenneth Freeman        58     Regional Manager of AMSERV HEALTHCARE OF NEW
                              JERSEY, INC.

L. Diane Gurik         45     President, North Central Personnel Division of
                              AMSERV HEALTHCARE OF OHIO INC.

      Kenneth Freeman. Mr. Freeman joined the Company in March 1991 when AMSERV
      ---------------
 HEALTHCARE OF NEW JERSEY, INC. acquired the assets of Always Care of New Jersey, Inc., a home care company. Mr. Freeman founded Always Care in 1976. He continues as Regional Manager supervising five offices.

      L. Diane Gurik. Ms. Gurik joined the Company in June l994 in
      --------------
conjunction with the acquisition of the assets of North Central Personnel, Inc. ("NCP") by AMSERV HEALTHCARE OF OHIO INC. ("AHO"). Ms. Gurik founded NCP, a home care company, in 1983. She continues as the President of the NCP division of AHO.

                             RELATED TRANSACTIONS

      Melvin L. Katten is a partner in the Chicago law firm of Katten Muchin & Zavis to which the Company incurred fees of $39,272 for certain legal services during the fiscal year ended June 30, 1994, and $20,996 for the fiscal year ended June 30, 1993.

      On July 21, 1992, the Company acquired MED-PRO, INC. Pursuant to the terms of the acquisition, an interest-bearing loan of $100,000 was made to the seller, John Parker. In lieu of repayment of the loan, Mr. Parker entered into a two-year Consulting Agreement with the Company.

      On June 10, 1994, the Company, through its wholly owned subsidiary AHO, acquired substantially all of the assets and property of NCP. The acquisition was accounted for as a purchase with an aggregate purchase price of $1,553,835. The Company paid $553,835 of the purchase price in cash, and the balance of $1,000,000 was financed by a promissory note payable to the seller. Pursuant to a stock purchase agreement between the Company and NCP dated as of April 7,1995 (the "Stock Purchase Agreement"), the remaining balance on such promissory note ($833,334) was exchanged for 426,794 shares of Class A Redeemable Preferred Stock, par value $.01 per share ("Preferred Stock"), of the Company. See "Certain Litigation" for a discussion of modifications to the voting rights of the Preferred Stock pursuant to the Settlement Agreements. The final purchase price is contingent on an earnout and will be equal to the operating income of NCP for the three year period ending May 28, 1997. Pursuant to the Stock Purchase Agreement, such price may not be less than $1,600,000 nor more than $2,000,000.

                            EXECUTIVE COMPENSATION

      The following table provides information with respect to all compensation paid by the Company during the fiscal years ended June 30, 1994, June 30, 1993 and June 30, 1992, to the Chief Executive Officer and the only other executive officer who had compensation (combined salary and bonus) in excess of $100,000 (collectively, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                                                          Compensa-
                                                                            tion
                                             Annual Compensation           Awards
                                       -----------------------------      ---------

                                                           Other          Securities
                                                           Annual         Underlying     All Other
      Name and                         Salary     Bonus    Compen-         Options       Compen-
 Principal Position            Year      ($)       ($)     sation($)         ($)         sation($)
 ------------------            ----    ------     -----    ---------      ----------     ---------
 Eugene J. Mora                1994    298,000      -          -               -          2,325(1)
  Chairman, President and      1993    298,000      -          -               -          3,342
  Chief Executive Officer      1992    298,000    60,000       -             12,500       2,119

 George L. Cocozza, Jr. (2)    1994    165,000      -          -                -         1,800(1)
  Executive Vice President     1993    165.000      -        11,700          40,000      27,355
                               1992    165,672    15,000       -                -         2,119

- --------------------

(1)  Company contributions to 401(k) Plan.

(2)  No longer employed as of October 1994.

      The following table provides information regarding the Named Officers' unexercised options at June 30, 1994. No options were exercised by any Named Officer and none of the unexercised options is an "in-the-Money" option. No grants of stock options or stock appreciation rights were granted to the Named Officers during fiscal 1994.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                       Number of Securities Underlying
                                  Unexercised Options at Fiscal Year End (#)
                                  --------------------------------------------

         Name                     Exercisable     Unexercisable
         ----                     -----------     -------------
      Eugene J. Mora              353,062(1)            0

      George L. Cocozza, Jr.(2)    79,125(2)          20,000

- ----------

 (1) On April 20, 1995, Mr. Mora exercised stock options to acquire 177,562 shares of Common Stock with personal funds and a Company promissory note in the original principal amount of $198,440. The promissory note is secured by 177,562 shares of Common Stock owned by Mr. Mora, bears interest at a rate of 10% per annum and matures in April 2000. Such exercise reduced the number of securities underlying Mr. Mora's unexercised options to 175,500 as of such date.

 (2) No longer employed as of October 1994. All options expired in November 1994 unexercised.

EMPLOYMENT AGREEMENTS

      Pursuant to a Consulting Agreement between Eugene Mora and the Company, Mr. Mora will be retained as a consultant to the Company for the two years immediately following termination of his employment for which he will receive $129,200 per year in compensation. Pursuant to a resolution approved by the Board of Directors, Mr. Mora's health insurance coverage will be maintained by the Company following his retirement. Pursuant to an Employment Agreement, which continues until terminated upon thirty days written notice, if Mr. Mora is terminated without cause or not re-elected as a director, the Company shall pay to Mr. Mora the compensation he earned in the final year of his employment in each of the immediately following five years and shall transfer to Mr. Mora any individual life insurance policies owned by the Company. The Employment Agreement includes covenants which restrict Mr. Mora from certain business activities following termination of employment, for a period of one year.

      Pursuant to an Employment Agreement between George Cocozza and the Company, Mr. Cocozza's employment was terminated in October 1994. He will receive his annual base salary in effect on the date of termination for a period ending the earlier of (i) twelve months or (ii) until such time as he enters into full-time employment or self-employment. The Employment Agreement also includes covenants, applicable at the sole discretion of the Company, that restrict Mr. Cocozza from certain business activities following termination of employment, for a period of one year.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of June 1, 1995, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director,
(iii) each of the Named Officers and (iv) all Of the directors and executive officers of the Company as a group.


Name and Address of                          Amount and Nature of
Beneficial Owner                          Beneficial Ownership(1)(2)    Percent of Class
- -------------------                       --------------------------    ----------------

Eugene J. Mora                                     544,527                 16.4%
3252 Holiday Court, Suite 204
La Jolla, California 92037

John Parker                                        224,000                  7.0
5306 La Jolla Mesa Drive
San Diego, California 92109

Stockbridge Investment Partners, Inc.              180,000(3)               5.7
2 South Street, Suite 360
Pittsfield, Massachusetts 01201

Melvin L. Katten                                   140,522                  4.4
525 West Monroe Street, Suite 1600
Chicago, Illinois 60661

Michael A. Robinton                                119,263(4)               3.8
969 Commercial Street
Palo Alto, California 94303

George A. Rogers                                     8,489                  0.3
6780 N. West Avenue, Suite 103
Fresno, California 93711

George L. Cocozza, Jr.                               1,102                   -
10930 East Bella Vista
Scottsdale, Arizona 85259

Ben L. Spinelli                                         -                    -
2-E Buckingham Road
West Orange, New Jersey 07052

All Directors and Executive                        822,801                 24.6
Officers As a Group (7 persons)

- ----------
(1) Unless otherwise indicated below, the persons in the above table have sole voting and investment control with respect to all shares shown as beneficially owned by them.

(2) Includes the following shares of Common Stock which may be acquired within 60 days of June 1,1995 through the exercise of nonqualified stock options ("Option Shares"): Eugene J. Mora--175,500 Option Shares; John Parker--30,000 Option Shares; Melvin L, Katten--8,490 Option Shares; Michael A. Robinton--8,490 Option Shares; George A. Rogers--6,836
        Option Shares; and all directors and executive officers as a group-- 200,566 Option Shares.

(3) Includes 3,000 shares of Common Stock held by Lenox Healthcare, Inc. and 24,800 shares (including the 3,000 Lenox shares) of Common Stock held individually by Thomas M. Clarke, which were reported on Amendment No. 4 to a joint Schedule 13D dated May 15,1995. According to the Schedule 13D, Stockbridge Investment Partners, Inc. has shared voting and dispositive power over 155,200 shares, Lenox Healthcare, Inc. has shared voting and dispositive power over 3,000 shares, Mr. Clarke has sole voting and dispositive power over 24,800 shares and shared voting and dispositive power over 155,200 shares, and Lawrence B. Cummings has shared voting and dispositive power over 155,200 shares.

(4) Does not include 4,410 shares of Common Stock held by Mr. Robinton as custodian for a minor child, as to which shares he disclaims beneficial ownership.

                          SOLICITATION OF REVOCATIONS

COST AND METHOD

      The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to such solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $500,000, of which approximately $100,000 has been spent to date. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations in person or by telecommunication. The Company has retained Georgeson & Company Inc., professional proxy solicitors, at a fee estimated not to exceed $50,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. Approximately 40 persons will be utilized by such firm in its solicitation efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of shares of Common Stock.

PARTICIPANTS IN THE SOLICITATION

      Under applicable regulations of the Commission, each of the directors of the Company is deemed to be a "participant" in the Company's solicitation of revocations of consent. The business address of Mr. Mora is 3252 Holiday Court, Suite 204, La Jolla, California 92037. The business address of Mr. Katten is 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661. The business address of Mr. Robinton is 969 Commercial Street, Palo Alto, California 94303. The business address of Mr. Rogers is 6780 N. West Avenue, Suite 103, Fresno, California 93711. The business address of Mr. Spinelli is 2-E Buckingham Road, West Orange, New Jersey 07052.

SHARE TRANSACTIONS BY PARTICIPANTS; OTHER CONTRACTS, ARRANGEMENTS AND UNDERSTANDINGS

      Purchases and Sales of Shares

      The following table sets forth all purchases and sales of the Company's securities during the past two years by Eugene J. Mora, the only participant referred to above who engaged in any share transactions during such period:

    Number of                      Date of
 Shares Purchased                  Purchase
    or (Sold)                      or Sale
    ---------                      -------
        5,390                     02/11/94
        2,000                     02/15/94
        7,000                     02/25/94
        2,000                     03/08/94
        8,000                     03/11/94
        5,000                     03/16/94
        4,000                     03/24/94
        8,000                     03/25/94
        7,000                     06/16/94
        4,000                     06/17/94
       13,000                     08/30/94
       10,000                     08/31/94
       15,000                     11/11/94
        1,000                     11/12/94
       10,000                     11/15/94
        5,000                     11/18/94
       10,000                     11/29/94
        6,000                     12/01/94
       15,000                     12/02/94
        1,200                     12/05/94
          100                     12/06/94
        3,900                     12/07/94
       11,000                     12/13/94
        1,000                     12/15/94
          400                     12/19/94
       67,562(1)                  04/18/95
          200                     04/18/95
        1,000                     04/19/95
      110,000(1)                  04/20/95
        2,200                     04/21/95
      -------
      335,952
      =======
- ----------

(1) The 67,562 shares and 110,000 shares of Common Stock were purchased through the exercise of stock options pursuant to a stock option plan, with personal funds in the aggregate amount of $156,097 and a Company promissory note in the original principal amount of $198,440. The promissory note is secured by the 177,562 shares of Common Stock, bears interest at a rate of 10% per annum and matures in April 2000.


      Other Contracts, Arrangements and Understandings with Participants

      Except as set forth in this statement, (i) no participant referred to above is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any shares of Common Stock and
(ii) neither any of the participants referred to above nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

                              CERTAIN LITIGATION

      On April 27, 1995, Stockbridge commenced litigation in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Litigation") against the Company and its current directors, Melvin L. Katten, Eugene J. Mora, Michael A. Robinton, George A. Rogers and Ben L. Spinelli, seeking an order rescinding the transactions by which the Company exchanged a promissory note held by NCP for 426,794 shares of Preferred Stock and financed the exercise by Mr. Mora of stock options to acquire 177,562 shares of Common Stock, and preliminarily and permanently enjoining the Company from recognizing such stock, as well as any stock issued in connection with a letter of intent referred to in the Company's April 13, 1995 press release, as validly issued for purposes of voting or exercising rights to consent.

      Following settlement discussions between Stockbridge and the Company, the parties entered into a Standstill Agreement and a Settlement Agreement and Release, both dated as of May 12,1995 (collectively, the "Settlement Agreements"), pursuant to which Stockbridge agreed, among other things, to (i) revoke the consent delivered April 7, 1995, (ii) suspend its solicitation of consents to remove a majority of the Company's Board of Directors and (iii) dismiss with prejudice the Delaware Litigation. Under the Standstill Agreement, which expires on June 11,1995 unless earlier terminated in accordance with its terms, Stockbridge and the Company agreed to continue good faith discussions and receive more detailed information regarding a potential business combination involving the Company and York. In addition, the parties further agreed that solely for purposes of the Stockbridge Group's renewed consent solicitation, the shares of Preferred Stock will have no voting rights and will not be deemed as outstanding voting securities. In addition, a voting agreement between the Company and NCP with respect to the shares of Preferred Stock and a related irrevocable proxy were rescinded.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

      Stockholder proposals intended to be presented at the Company's 1995 annual meeting of stockholders must be received by the Company by July 31, 1995 for inclusion in the Company proxy statement and proxy relating to that meeting.

                                   IMPORTANT

      If your shares of Common Stock are held in "street-name," only your broker or bank can issue a revocation on your behalf and only upon receipt of your specific instructions. Please contact the person responsible for your account and direct that individual to submit a WHITE revocation card on your behalf. If you have any questions or need further assistance, please call our proxy solicitors, Georgeson & Company Inc., toll-free at (800) 223-2064.

                              By order of the Board of Directors


                              Leslie Hodge
                              Secretary

June   , 1995

                        PRELIMINARY COPY--JUNE 2, 1995

                             REVOCATION OF CONSENT
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            AMSERV HEALTHCARE INC.

      Revocation of any and all consents heretofore executed with respect to the matters set forth herein, as described in the statement enclosed herewith.

             THE BOARD OF DIRECTORS RECOMMENDS A "REVOKE CONSENT."

YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE INDICATE YOUR SUPPORT FOR THE BOARD OF DIRECTORS BY MARKING, SIGNING, DATING AND MAILING THIS CARD TODAY IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THIS REVOCATION OF CONSENT REVOKES ALL PREVIOUS CONSENTS.

1. Removal of the following incumbent directors of the Company: Eugene J. Mora, George A. Rogers and Ben L. Spinelli.

     [_] REVOKE CONSENT (EXCEPT AS MARKED TO THE CONTRARY)    [_] ABSTAIN
     [_] DO NOT REVOKE CONSENT

(Instruction: to withhold revocation of consent as to any individual director, write that director's name on the following line.)

          -----------------------------------------------------------

2. Election of the following three nominees of Stockbridge Investment Partners, Inc. to fill the three newly created vacancies: Thomas M. Clarke, Lawrence B. Cummings and Stanley J. Evans.

     [_] REVOKE CONSENT (EXCEPT AS MARKED TO THE CONTRARY)   [_] ABSTAIN
     [_] DO NOT REVOKE CONSENT

(Instruction: to withhold revocation of consent as to any individual nominee, write that nominee's name on the following line.)

          -----------------------------------------------------------

                                   Dated:                               , 1995
                                          ------------------------------

                                   -------------------------------------------
                                                    (Signature)

                                   -------------------------------------------
                                            (Signature if jointly held)

                                   Title:
                                         -------------------------------------
                                   Please sign exactly as name appears hereon.
                                   When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.